South Texas Power

710 N. Post Oak Rd., Suite 400

Houston, Texas 77024

December 3, 2012

Mr. Keith Paul

Power Reserve Corp.

13310 Hempstead Highway

Houston, Texas 77040

Re:

Letter Agreement

Dear Keith:

Upon your counter-signature below, this Letter Agreement will constitute an agreement (the “Agreement”) between Power Reserve Corp. (“PRC”) and KMHVC, Inc. d.b.a. South Texas Power (“STP”).

BACKGROUND:

STP is a start-up oil field service vendor that will rent mobile power supply equipment to oil field operators in South Texas.  STP will have an equipment yard and storage facility located in South Texas, and will engage personnel to act on its behalf to lease, deliver, set-up, service and maintain the leased equipment.  The equipment will be rented on a daily-rental basis to generate rental revenue (“Rental Revenue”).  The customer will also be charged separately for installation, maintenance and other on-site services to generate other revenue (“Miscellaneous Revenue”).

The initial equipment offered by STP will be purchased for cash by PRC and owned 100% by PRC (free and clear of any security interest in favor of a third party).  PRC will allow STP to take possession of the equipment and utilize it in the new business.  Under the Agreement, STP will give PRC a share of the revenues as compensation for allowing it to use the equipment.

BUSINESS TERMS:

1.

PRC’s contribution.

(a)

Initial purchase.  Subject to subparagraph (b) below, PRC commits to purchasing up to $3,000,000.00 worth of equipment.  Out of this amount, PRC commits to purchasing up to $1,200,000.00 worth of equipment in the initial purchase.  Items of equipment shall be selected by STP, subject to PRC’s approval, and delivered to STP upon consummation of the purchase.  The parties anticipate that the initial purchase will occur within approximately 30 days from the date of this Letter Agreement.  STP shall be responsible for safeguarding the equipment and shall insure the equipment against theft and vandalism.  PRC and STP shall make efforts to cause all manufacturers’ warranties to be enforceable by STP.

(b)

Optional subsequent purchases.  After the initial purchase, PRC may purchase additional items of equipment upon STP’s request so long as the following conditions are

December 3, 2012

met to PRC’s satisfaction:  (i) there is a bone fide need for additional equipment, as reasonably determined by STP when considering the rate at which the current equipment inventory is being leased out (usage rate) and the anticipated future needs of its customers, (ii) STP is in compliance with this Agreement, (iii) the aggregate total of all equipment purchases does not exceed $3,000,000.00, and (iv) operations thus far have been sufficiently profitable to justify the additional investment.  Notwithstanding the foregoing, PCR shall not be obligated to purchase any additional equipment beyond the initial purchase.

2.

Operations and Operating Costs.

(a)

Operating Allowance.  The first $30,000.00 of monthly Rental Revenue  generated by the business shall be retained by STP and utilized for operations (the “Operating Allowance”), including general administrative and maintenance costs, compensation costs for certain identified sales and service personnel, and the cost associated with the storage yard (collectively, “Operating Costs”).  No management fees to HII Technologies, Inc., or salaries for senior management shall be paid out of the Operating Allowance.  If monthly Rental Revenue is less than $30,000.00 in any month, the shortfall shall accrue and be recovered by STP out of any excess Rental Revenue earned in future months; provided, however, that the amount of any recoupment in future months shall be limited to the amount necessary to pay any then-existing delinquent (i.e., over 30 days) Operating Costs that are owed by STP to a third-party.

(b)

Miscellaneous Revenue.  As used herein, “Rental Revenue” means the monthly rental income generated from leasing the equipment to third-parties and does not  include income generated from STP’s installation, maintenance and service charges to customers.

(c)

STP Responsibilities.  STP will not have title to the equipment but will be fully responsible for operating and maintaining the equipment throughout the Agreement term. STP will provide all insurances necessary and customary for this rental business and will be responsible for any loss to the equipment in which insurance does not cover.

3.

Amounts to be received by PRC.

(a)

PRC receives 50% of the Rental Revenue in excess of the Operating Allowance from the beginning for its ownership.

(b)

Prior to Pay-Out.  PRC receives an additional 25% of the Rental Revenue in excess of the Operating Allowance until PRC recovers 50% of the equipment cost plus 6% interest on the declining balance as payment for STP’s contribution to this arrangement.  STP retains 25% of the Rental Revenue in excess of the Operating Allowance.

(c)

After Pay-Out.  After Pay-Out, cash in excess of the Operating Allowance will be divided 50/50 between STP and PRC.

(d)

Payments During Start-up Period.  In addition to the above, PRC shall receive $10,000.00 per month for ninety (90) days from the date of this Agreement ($30,000.00 total) applied against the cost of the equipment declining balance.

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December 3, 2012

4.

Miscellaneous and Legal Terms.

(a)

Nature of Business Relationship.  STP and PRC acknowledge that the nature of their business relationship is similar to the business relationship between joint venturers, and each party agrees that its actions in relation to the other party shall be subject to a standard of good faith and fair dealing.  This standard is lower than a fiduciary duty, but it is higher than the standard that generally applies in commercial transactions.

(b)

Books and Records.  STP’s books and records related to the business shall be subject to inspection by PRC at any time during normal business hours.  Costs associated with any review shall be paid by PRC.

(c)

Periodic Reporting.  STP shall provide PRC with periodic reports on the business.  The reporting requirements shall include the following:

(i)

Within thirty (30) days after the end of each calendar month, a balance sheet and income statement for STP, as of the end of such month, in each case prepared by STP according to generally accepted accounting principles (“GAAP”).

(ii)

Within ninety (90) days after the end of each fiscal year of STP (12/31), a balance sheet and income statement for STP, as of the end of such fiscal year, in each case prepared by STP according to GAAP.

(iii)

Each year, as soon as available and in any event within fifteen (15) days after filing with the Internal Revenue Service, the federal income tax return of STP.

(iv)

Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or any governmental department, commission or board affecting STP or any of its property.

(v)

Such other information respecting the business, properties or condition or the operations, financial or otherwise, of STP as PRC may from time to time reasonably request.

(d)

Dispute Resolution.  Any dispute relating to this Agreement or to the business shall be subject to certain dispute resolution procedures as follows:  (i) mediation shall be required as a condition to the instigation of litigation;  (ii) any litigation shall be brought solely in Harris County, Texas (exclusive venue), (iii) in any litigation, each party shall be responsible for its own attorneys fees regardless of the outcome of the litigation and regardless of any statutory provision that would otherwise allow fee-shifting, (iv) in any litigation, the parties waive all claims for compensatory, special or punitive damages and agree that the parties shall be limited to the recovery of actual damages.

(e)

Additional Equipment; Competition.  PRC agrees that STP may purchase equipment for its own account without obligation to PRC and that STP may lease such equipment to customers of the business; provided, however, that if STP acquires additional equipment, (i) STP agrees to use its best efforts to utilize PRC’s equipment first when possible, and (ii) STP agrees to provide PRC with a rental revenue report for all of STP’s equipment inventory, prepared and submitted on a quarterly basis, to illustrate this best efforts basis.  PRC shall not compete with STP in the South Texas region.

(f)

Entire agreement: This Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

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December 3, 2012

(g)

Term of Agreement: This Agreement shall begin on the date of this Letter Agreement and shall terminate on the later of the following dates:  (i) when STP and PRC agree in writing to terminate the Agreement, (ii) when STP reasonably determines that PRC’s equipment is obsolete and cannot be rented on acceptable terms, or (iii) six (6) years from the date of this Agreement.  Upon the termination of this Agreement, PRC and STP shall coordinate on the disposition of the equipment.  If the equipment is sold, PRC shall receive the proceeds of the sale.

If the terms of this Letter Agreement are correctly stated, please sign a copy of this Letter Agreement and return it to me.  I look forward to working with you on this important project.

Very truly yours,

KMHVC, Inc., a Texas corporation dba South Texas Power

By:  __/s/ Matthew Flemming

Name: Matthew Flemming

Title: President

Agreed and acknowledged:

Power Reserve Corp., a Texas corporation

By:  __/s/ Nancy Boyd

Name: Nancy Boyd

Title: President

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